Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Bioventus Inc. of our report dated April 19, 2016, except for the effects of the revision discussed in Note 19 to the consolidated financial statements of Bioventus LLC, as to which the date is May 26, 2016, relating to the consolidated financial statements, which appears in the Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

June 30, 2016